Filed pursuant to Rule 433
Registration No. 333-132201
Dated 6/6/07


FLIPPER MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORP (TMCC)
SIZE:		 		$85MM
TRADE DATE:		 	6/6/07
SETTLEMENT DATE:		6/11/07
MATURITY DATE:			6/10/10
COUPON:				YEAR 1:      3ML+10
				YEAR 2-3:   5.40%
Initial CALL DATE:		6/10/08 @ PAR, IF NOT CALLED FLIPS TO A FIXED
				RATE COUPON OF 5.40%
CALL FEATURE:			The Note may be redeemed prior to the Maturity
				Date at the option of TMCC in whole but not in
				part at a price equal to 100% of the principal
				amount being redeemed, on or after Initial Call
				Date quarterly on each payment date.  Notice of
				redemption will be given no less than 10 days
				prior to the redemption date.
FLOATING RATE REFIX:		REUTERS SCREEN LIBOR01 (formerly Telerate 3750)
INTEREST RATE RESET FREQUENCY:	QUARTERLY (APPLICABLE TO FLOATING RATE LEG)
PAYMENT FREQUENCY:		QUARTERLY (BOTH FLOATING AND FIXED RATE LEG)
COUPON PAYMENT DATES:		QUARTERLY ON THE 10TH OF JUNE, SEPT., DEC., AND
				MAR. OR NEXT GOOD BUSINESS DAY USING THE MODFIED
				FOLLOWING ADJUSTED BUSINESS DAY CONVENTION
INITIAL PAYMENT DATE:		9/10/07
DAYCOUNT:			ACT/360
PRICE TO INVESTOR:		PAR
PRICE TO ISSUER:		PAR
PROCEEDS TO ISSUER:		$85,000,000
DELIVERY:			DTC # 187
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PG83
UNDERWRITER:			J.P. MORGAN SECURITIES INC.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.


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